HENRY L. CREEL CO., INC.
Certified Public Accountant
(216) 491-0800
Fax (216) 491-0803

To Whom It May Concern:

The firm of Henry L. Creel Co., Inc., Certified Public Accountant Consents to the inclusion of my report of March 31, 2000, the Financial Statements of AuGrid of Nevada, Inc. from the inception date of March 1, 1998 though March 31, 2000 in any filing that are necessary now or in the near future to be filed with the U.S. Securities and Exchange Commission.

Respectfully,

/s/ Henry L. Creel
Henry L. Creel, CPA
May 9, 2000